Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Managers and Members

WildHorse Resources II, LLC:

We consent to the use of our report dated August 12, 2016, with respect to the consolidated balance sheets of WildHorse Resources II, LLC and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations, members’ equity, and cash flows for the years then ended, incorporated by reference in this Registration Statement on Form S-8 and included in the prospectus filed pursuant to Rule 424(b) under the Securities Act filed with the SEC on December 15, 2016, which forms a part of WildHorse Resource Development Corporation’s Registration Statement on Form S-1, as amended (File No. 333-214569).

(signed) KPMG LLP

Houston, Texas

December 16, 2016